As filed with the U.S. Securities and Exchange Commission on February 27, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sezzle Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-0971660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Nicollet Mall
Suite 640
Minneapolis, MN 55402
(Address of principal executive offices, including zip code)

Sezzle Inc. 2021 Equity Incentive Plan
(Full title of the plan)

Charles Youakim
Chief Executive Officer
Sezzle Inc.
700 Nicollet Mall
Suite 640
Minneapolis, MN 55402
(651) 240-6001
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Bradley A. Pederson, Esq.
Taft Stettinius & Hollister LLP
2200 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402
Telephone: (612) 977-8538

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Sezzle Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 353,762 additional shares of its common stock, par value $0.00001 per share (the “Common Stock”), that are reserved and available for issuance under the Sezzle Inc. 2021 Equity Incentive Plan (the “2021 Plan”) as a result of the provisions of the 2021 Plan providing for (i) automatic annual increases in the number of shares of Common Stock reserved and available for issuance under the 2021 Plan, and (ii) reissuances of shares of Common Stock in which shares of Common Stock previously delivered under the 2021 Plan (in the form of restricted stock grants or shares underlying grants of restricted stock units) were subsequently added back to shares authorized for issuance under the 2021 Plan as a result of (x) being withheld by the Registrant in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding requirements with respect to an award; (y) the settlement of an award in cash; or (z) the expiration, termination, forfeiture or repurchase by the Registrant, in any case, without the delivery (or retention, in the case of restricted stock or restricted stock unit awards) of shares of Common Stock.

In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

The Registrant previously registered shares of its Common Stock for issuance under the 2021 Plan on a Registration Statement on Form S-8 filed with the Commission on June 24, 2021 (File No. 333-257366) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)     The Registrant’s Annual Report on Form 10-K (File No. 001-33169) for the fiscal year ended December 31, 2024 filed with the Commission on February 27, 2025.

(b)    The Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2025.

(c)    The description of the Common Stock contained in Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on June 10, 2021 (File No. 000-56267), including any amendments or reports filed for the purpose of updating such description, including the Description of Common Stock included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-33169) for the fiscal year ended December 31, 2024 filed with the Commission on February 27, 2025.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference			Filed Herewith
	Exhibit Description	Form	File Number	File Date
4.1	Fifth Restated Certificate of Incorporation	8-K	001-41781	06/10/2021
4.2	Third Amended and Restated Bylaws	10-12G/A	000-56267	06/10/2021
5.1	Opinion of General Counsel as to the legality of the securities being registered				X
23.1	Consent of Independent Registered Public Accounting Firm – Baker Tilly US, LLP				X
23.2	Consent of General Counsel (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page hereof)				X
99.1	Sezzle Inc. 2021 Equity Incentive Plan	10-12G/A	000-56267	06/10/2021
99.2	Form of Option Agreement	10-K	001-41781	02/27/2025
99.3	Form of Restricted Stock Unit Agreement	10-K	001-41781	02/27/2025
107	Filing Fee Table				X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 27, 2025.

SEZZLE INC.
/s/ Charles Youakim
Charles Youakim
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Youakim and Karen Hartje, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on February 27, 2025:

Signature	Capacity

/s/ Charles Youakim	Chief Executive Officer and Chairman
Charles Youakim	(Principal Executive Officer)

/s/ Karen Hartje	Chief Financial Officer
Karen Hartje	(Principal Financial Officer)

/s/ Justin Krause	SVP of Finance and Financial Controller
Justin Krause	(Principal Accounting Officer)

/s/ Paul Paradis	President and Director
Paul Paradis

/s/ Kyle Brehm	Director
Kyle Brehm

/s/ Stephen East	Director
Stephen East

/s/ Karen Webster	Director
Karen Webster

Exhibit 5.1
February 27, 2025

Sezzle Inc.
700 Nicollet Mall
Suite 640
Minneapolis, MN 55402

    Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel for Sezzle Inc., a Delaware corporation (the “Company”), and am providing to the Company this opinion in connection with registration on the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to registration of 353,762 shares of common stock, $0.00001 par value per share, to be issued by the Company (the “Shares”) pursuant to the terms of the 2021 Equity Incentive Plan (the “Plan”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, I have examined instruments, documents, certificates, and records that I have deemed relevant and necessary for the basis of our opinion, including: (1) the Registration Statement, including the exhibits thereto; (2) the Company’s Certificate of Incorporation, as amended to date; (3) the Company’s Bylaws; (4) resolutions of the Board of Directors of the Company; and (4) such other documents, corporate records, and instruments as I have deemed necessary and appropriate for purposes of rendering the opinions set forth herein. In such examination, I have assumed without verification (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; and (e) all Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and related prospectus.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of Tennessee and express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                        Sincerely,
/s/ Kerissa Hollis
Kerissa Hollis
General Counsel

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sezzle, Inc. of our report dated February 27, 2025, relating to the consolidated financial statements, which appears in Sezzle, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
February 27, 2025